EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Receives Notice of Delisting from the NYSE MKT

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Company expects common stock to trade on the OTCQB

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Hollywood, CA (February 12, 2013) — Frederick’s of Hollywood Group Inc. (NYSE MKT: FOH) (“Company”) today announced that on February 6, 2013, it received a notice from the NYSE MKT (the “Exchange”) of its intent to delist the Company’s common stock based on the Company’s continued non-compliance with the stockholders’ equity requirements for continued listing as set forth in Sections 1003(a)(i-iii) of the Exchange Company Guide.

The Company has decided not to request a hearing to appeal the delisting determination, and its common stock is expected to be suspended from the Exchange effective at the open of the market on February 22, 2013. The Company intends to remain current in its SEC reporting obligations, and expects that its common stock will be quoted and traded on the OTCQB Marketplace upon delisting from the Exchange, or as soon as practicable thereafter, under a new four-character symbol that the Company will announce prior to the opening of trading. The OTCQB is a market tier operated by the OTC Market Group Inc. for qualifying companies that are not listed on a national securities exchange.

“Although we are disappointed with the Exchange’s decision to move forward with delisting proceedings, we will continue to be a fully reporting company with the SEC and do not expect our move to the OTCQB to impact our business. We remain committed to unlocking the value of the Frederick’s of Hollywood brand for our shareholders,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand through 118 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com